Filed Pursuant to Rule 424(b)(3)
File Number 333-135121

Prospectus Supplement No. 5
to Prospectus dated August 10, 2007, as supplemented by
Prospectus Supplement No. 1 dated August 14, 2007,
Prospectus Supplement No. 2 dated September 21, 2007,
Prospectus Supplement No. 3 dated October 10, 2007 and
Prospectus Supplement No. 4 dated November 14, 2007

XETHANOL CORPORATION

This Prospectus Supplement No. 5 supplements our Prospectus dated August 10, 2007, as supplemented by Prospectus Supplement No. 1 dated August 14, 2007, Prospectus Supplement No. 2 dated September 21, 2007, Prospectus Supplement No. 3 dated October 10, 2007 and Prospectus Supplement No. 4 dated November 14, 2007. The shares covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and will not receive any proceeds from this offering, except on the exercise of warrants.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “XNL.” The last sale price reported on the AMEX for our common stock on November 30, 2007 was $0.42.

This Prospectus Supplement includes the attached Current Report on Form 8-K dated November 28, 2007, as filed with the U.S. Securities and Exchange Commission on December 3, 2007.

You should read the Prospectus and this Prospectus Supplement No. 5, together with Prospectus Supplement No. 1 dated August 14, 2007, Prospectus Supplement No. 2 dated September 21, 2007, Prospectus Supplement No. 3 dated October 10, 2007 and Prospectus Supplement No. 4 dated November 14, 2007, carefully before you invest, including the section of the Prospectus titled “Risk Factors,” which begins on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 3, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2007

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

__________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Xethanol Corporation (“Xethanol”), the registrant, announced today that on November 28, 2007, Xethanol reached an agreement in principle with plaintiffs to settle the seven consolidated putative class action lawsuits pending against it, captioned as “In re Xethanol Corporation Securities Litigation,” 06 Civ. 10234 (HB) (S.D.N.Y.). The agreement was reached during a mediation overseen by a retired United States District Court Judge in West Palm Beach, Florida, and attended by counsel for plaintiffs, counsel for Xethanol and the individual defendants and counsel for Xethanol’s insurance carriers. The agreement remains subject to final negotiated writings executed by the parties and approval by the United States District Court for the Southern District of New York.

A copy of the press release issued by Xethanol on December 3, 2007 announcing the agreement in principle to settle these class action lawsuits is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press release issued by Xethanol Corporation on December 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: December 3, 2007
By:  /s/ David R. Ames

David R. Ames
Chief Executive Officer and President

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Xethanol Announces Settlement in Principle
of Class Action Lawsuits

New York, NY, December 3, 2007 -- Xethanol Corporation (AMEX: XNL), a renewable energy company, announces that on November 28, 2007, the company agreed in principle to settle the seven consolidated putative class action lawsuits pending against it captioned as In re Xethanol Corporation Securities Litigation, 06 Civ. 10234 (HB) (S.D.N.Y.).  The agreement was reached during a mediation overseen by a retired United States District Court Judge in West Palm Beach, Florida, and attended by counsel for plaintiffs, counsel for the company and the individual defendants and counsel for the company’s insurance carriers.  The agreement remains subject to final negotiated writings executed by the parties and approval by the United States District Court for the Southern District of New York.

About Xethanol Corporation

Xethanol Corporation is a renewable energy company focused on alternate energy products and technologies as well as producing ethanol and other co-products. For more information about Xethanol, please visit its website at http://www.xethanol.com.

Forward Looking Statements

Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with reaching agreement on the final documentation of the settlement of the referenced lawsuit and obtaining the required court approval. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the SEC, including the section entitled “Risk Factors” in its annual report on Form 10-KSB for the year ended December 31, 2006, as amended. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.